Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of Circuit City Stores, Inc., a Virginia corporation (“Circuit City” or the “Company”);

WHEREAS, Wattles Capital Management, LLC, a Delaware limited liability company (“WCM”), HKW Trust, Mark J. Wattles, James A. Marcum, Elliott Wahle, Don R. Kornstein, Anthony Bergamo and Alexander M. Bond wish to form a group for the purpose of soliciting proxies or written consents to elect James A. Marcum, Elliott Wahle, Don R. Kornstein, Anthony Bergamo and Alexander M. Bond (the “Nominees”), or any other person designated by the undersigned, as directors of Circuit City at the 2008 annual meeting of shareholders and taking all other action necessary or advisable to achieve the foregoing.

NOW, IT IS AGREED, this 27th day of February 2008 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of Circuit City.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of Circuit City; or (ii) any securities of Circuit City over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to solicit proxies or written consents to elect the Nominees, or any other person designated by the Group, as directors of Circuit City and to take all other action necessary or advisable to achieve the foregoing (the “Solicitation”).

4.           WCM agrees to bear all expenses incurred in connection with the Group’s activities, including expenses incurred by any of the parties in the Solicitation.  Notwithstanding the foregoing, WCM shall not be required to reimburse any party for (i) out-of-pocket expenses incurred by a party in the aggregate in excess of $500 without WCM’s prior written approval or (ii) the value of the time of any party.   WCM shall only be responsible for any legal fees incurred by any of the Nominees that arise pursuant to and in accordance with the terms of the indemnification letter agreements by and between WCM and each Nominee, unless otherwise consented to in writing by WCM.

5.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of Circuit City as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

6.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument, which may be sufficiently evidenced by one counterpart.

7.           In the event of any dispute arising out of the provisions of this Agreement, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

8.           Any party hereto may terminate his obligations under this Agreement at any time on 24 hours’ written notice to all other parties, with a copy by fax to Steven Wolosky at Olshan, Fax No. (212) 451-2222.

9.           Each party acknowledges that Olshan shall act as counsel for both the Group and WCM.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WATTLES CAPITAL MANAGEMENT, LLC

By:	/s/ Mark J. Wattles
	Name:	Mark J. Wattles
	Title:	President

HKW TRUST

By:	/s/ Mark J. Wattles
	Name:	Mark J. Wattles
	Title:	Trustee

/s/ Mark J. Wattles
Mark J. Wattles

/s/ James A. Marcum
James A. Marcum

/s/ Elliott Wahle
Elliott Wahle

/s/ Don R. Kornstein
Don R. Kornstein

/s/ Anthony Bergamo
Anthony Bergamo

/s/ Alexander M. Bond
Alexander M. Bond